                                                                    Exhibit 4.10
                                                                    ------------

================================================================================



                         SECURITIES PURCHASE AGREEMENT



                                    between





                                  [INVESTOR]



                                      and






                    SCOTTISH ANNUITY & LIFE HOLDINGS, LTD.



                                _________,1998


================================================================================


                               TABLE OF CONTENTS


                                                                            Page
SECTION 1. AUTHORIZATION OF SECURITIES....................................     1

SECTION 2. PURCHASE AND SALE OF SECURITIES................................     1
     2.1. Issuance of Securities..........................................     1
     2.2. Closing of Issuance.............................................     1

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................     1
     3.1. Corporate Organization..........................................     1
     3.2. Subsidiaries....................................................     2
     3.3. Authorization...................................................     2
     3.4. Capitalization..................................................     2
     3.5. Proceedings.....................................................     3
     3.6. Consents........................................................     3
     3.7. Financial Statements............................................     3
     3.8. Compliance with Law.............................................     3
     3.9. Certain Events..................................................     3
     3.10. Payments by Subsidiary.........................................     4
     3.11. Accounting.....................................................     4
     3.12. No Violations..................................................     4
     3.13. Share Certificates.............................................     4
     3.14. Exchange Controls..............................................     5
     3.15. Certain Insurance Regulations..................................     5
     3.16. Stamp Tax......................................................     5
     3.17. Securities Laws................................................     5
     3.18. Disclosure.....................................................     6

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE INVESTOR.................     6

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES............................     7
     5.1. Resale of Securities............................................     7
     5.2. Covenants Pending Closing.......................................     7
     5.3. Further Assurance...............................................     8

SECTION 6. INVESTOR'S CLOSING CONDITIONS..................................     8
     6.1. Representations and Warranties..................................     8
     6.2. Compliance with Agreement.......................................     8
     6.3. Secretary's Certificate.........................................     8
     6.4. Delivery of Shares and Warrants.................................     8
     6.5. Injunction......................................................     8
     6.6. Consummation of Public Offering.................................     8
     6.7. Registration Rights Agreement...................................     8

                                                                            Page
                                                                            ----
SECTION 7.  COMPANY CLOSING CONDITIONS......................................   8
     7.1.  Representations and Warranties...................................   9
     7.2.  Compliance with Agreement........................................   9
     7.3.  Injunction.......................................................   9
     7.4.  Payment of Purchase Price........................................   9
     7.5.  Consummation of Public Offering..................................   9

SECTION 8.  LIMITATION OF DISPOSITION.......................................   9

SECTION 9.  COVENANTS.......................................................   9
     9.1.  Inspection.......................................................   9
     9.2.  Keeping of Books.................................................  10
     9.3.  Lost, etc. Certificates Evidencing Shares (or Ordinary
           Shares); Exchange................................................  10
     9.4.  Confidential Information.........................................  10

SECTION 10. INTERPRETATION OF THIS AGREEMENT................................  10
     10.1. Terms Defined....................................................  10
     10.2. Directly or Indirectly...........................................  11
     20.3. Section Headings.................................................  12

SECTION 11. MISCELLANEOUS...................................................  12
     11.1. Notices..........................................................  12
     11.2. Expenses and Taxes...............................................  12
     11.3. Reproduction of Documents........................................  12
     11.4. Termination and Survival.........................................  13
     11.5. Successors and Assigns...........................................  13
     11.6. Entire Agreement; Amendment and Waiver...........................  13
     11.7. Severability.....................................................  13
     11.8. Governing Law, Submission to Jurisdiction........................  13
     11.9. Counterparts.....................................................  14

EXHIBIT A   Form of Class A Warrants
EXHIBIT B   Form of Registration Rights Agreement

                         SECURITIES PURCHASE AGREEMENT

     This Securities Purchase Agreement (this "Agreement") is entered into as of this _____ day of _____________, 1998, by and between Scottish Annuity & Life Holdings, Ltd., a Cayman Islands company (the "Company"), and _________________, a corporation organized and existing under the laws of ________________ (the "Investor").

     NOW THEREFORE, in consideration of the mutual covenants herein contained and of other good and valuable consideration, the parties hereto hereby agree as follows:

SECTION 1.  AUTHORIZATION OF SECURITIES

     The Company has duly authorized the issuance, sale and delivery of its ordinary shares, par value $.01 per share (the "Ordinary Shares") and Class A Warrants to purchase its Ordinary Shares, the form of which is attached hereto as Exhibit A (the "Class A Warrants"), as set forth herein.

SECTION 2. PURCHASE AND SALE OF SECURITIES

     2.1.  Issuance of Securities. Subject to the terms and conditions set forth
           ----------------------
in this Agreement and in reliance upon the Company's and the Investor's representations set forth below, on the Closing Date (as defined below) the Company shall sell to the Investor, and the Investor shall purchase from the Company, _____________ Ordinary Shares (the "Shares") and Class A Warrants (the "Warrants") to purchase __________ Ordinary Shares at an aggregate cash purchase price equal to the product of (i) _______ and (ii) the price per Ordinary Share to the public of the Ordinary Shares offered and sold by the Company in the Public Offering, less the per share underwriting discount (the "Purchase Price"). Such sale and purchase shall be effected on the Closing Date by the Company executing and delivering to the Investor, duly registered in its name (or that of its nominee), one or more duly executed stock certificates and warrant certificates evidencing the Shares and the Warrants being purchased by it, against delivery by the Investor to the Company of the Purchase Price by wire transfer of immediately available funds to such account as the Company shall designate, not less than three Business Days prior to the Closing Date.

     2.2.  Closing of Issuance. The closing of such sale and purchase (the
           -------------------
"Closing") shall take place 10:00 A.M., New York City time, on the IPO Closing Date or such other date as the Investor and the Company agree in writing (the "Closing Date"), at the offices of Jones, Day, Reavis & Pogue, 32nd Floor, 599 Lexington Avenue, New York, New York 10022, or such other location as the Investor and the Company shall mutually select.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Investor that:

     3.1.  Corporate Organization. Each of the Company and Scottish Annuity &
           ----------------------
Life Insurance Company (Cayman), Ltd., a Cayman Islands, British West Indies company (the "Subsidiary"), has been duly organized and is validly existing as a company in good standing under the laws of the Cayman Islands, British West Indies and is duly qualified to transact business as a foreign corporation and is in good standing under the laws of all other jurisdictions where the owenership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified does not amount to a material liability or disability to the Company and its Subsidiary, taken as a whole.

     3.2.  Subsidiaries. The Company has no subsidiary other than the
           ------------
Subsidiary. The issued shares of capital stock of the Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and are owned beneficially by the Company free and clear of any security interests, liens, encumbrances, equities or claims.

     3.3.  Authorization. The Company has all requisite corporate power and
           -------------
authority to execute and deliver the Transaction Documents, and to carry out its obligations thereunder. The execution and delivery of the Transaction Documents and the performance by the Company of its obligations thereunder have been duly authorized by the Company, and no other corporate proceeding therefor on the part of the Company or its stockholders is required. The Transaction Documents have been duly executed and delivered by the Company and are the valid and binding obligations of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to the enforcement of creditor's rights and remedies or other equitable principles of general application. Each of the Company and its Subsidiary has full corporate power to own or lease its properties and to conduct its business as described in the draft S-1 Registration Statement of the Company dated the date hereof (the "Information Materials").

     3.4.  Capitalization.
           --------------

               (a) The capital stock of the Company conforms to the description thereof contained in the Information Material.

               (b) All the outstanding shares of capital stock of the Company have been duly and validly issued and are fully paid and non-assessable, and were issued in accordance with the registration or qualification requirements of the Securities Act and any other relevant securities laws or pursuant to valid exemptions therefrom. The Company has authorized (or as of the Closing Date will have authorized) the issuance, sale and delivery of the Shares and Warrants in accordance with this Agreement, and subject to the issuance of the Warrants, the Company has reserved (or as of the Closing Date will have reserved) for issuance Ordinary Shares initially issuable upon conversion of the Warrants. Upon issuance, sale and delivery as contemplated by this Agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable Ordinary Shares of the Company, free of all preemptive or similar rights, and entitled to the rights described in the Organizational Documents. Upon their issuance in accordance with the terms of the Warrants, the Ordinary Shares issuable upon exercise of the Warrants will be duly authorized, validly issued, fully paid and non-assessable Ordinary Shares of the Company, free of all preemptive or similar rights, and entitled to the rights described in the Organizational Documents.

               (c) Except as disclosed in the Information Materials, there are no outstanding (A) securities or obligations of the Company or its Subsidiary convertible into or exchangeable for any shares or capital stock of the Company or its Subsidiary, (B) warrants, rights or options to subscribe for or purchase from the Company or its Subsidiary any such shares or capital stock or any such convertible or exchangeable securities or obligations, or (C) obligations of the Company or its Subsidiary to issue any shares of capital stock, any such convertible or exchangeable securities or obligations, or any such warrants, rights or options.

     3.5  Proceedings. Except as set forth in the Information Materials, there
          -----------
are no legal or governmental proceedings pending to which the Company or its Subsidiary is a party or to which the property of the Company or its Subsidiary is subject, and no such proceedings have been threatened against the Company or its Subsidiary or with respect to any of their respective properties; and except as set forth in the Information Materials, neither the Company nor the Subsidiary is party to any material contract or other document.

     3.6  Consents. The issuance, offering and sale of the Shares and the
          --------
Warrants to the Investor by the Company pursuant to this Agreement and the Issuance of Ordinary Shares issuable upon the exercise of the Warrants and the compliance by the Company with the other provisions of this Agreement and the Warrants and the consummation of the other transactions herein and therein contemplated do not (i) require the consent, approval, authorization, registration or qualification of or with any governmental authority other than notification to the Cayman Islands Monetary Authority, or (ii) conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under, any indenture, mortgage, deed of trust, lease or other agreement or instrument to which the Company or its Subsidiary is a party or by which the Company or its Subsidiary or any of their respective properties are bound, or the Memorandum of Association or Articles of Association of the Company or its Subsidiary, or any statute or any judgment, decree, order, rule or regulation of any court or other governmental authority or any arbitrator applicable to the Company or its Subsidiary.

     3.7  Financial Statements. The consolidated balance sheet of the Company
          --------------------
and its Subsidiary included in the Information Materials fairly present the financial position of the Company and its Subsidiary as of the date therein specified. Such balance sheet has been prepared in accordance with United States generally accepted accounting principles consistently applied throughout the periods involved (except as otherwise noted therein).

     3.8  Compliance with Law. The Company and the Subsidiary have all licenses,
          -------------------
permits (other than certain employee work permits), franchises or other governmental authorizations necessary to the ownership of their property or to the conduct of their respective businesses as presently contemplated, all to the extent necessary to avoid a material adverse effect on the business, property, prospects, profits or condition (financial or otherwise) of the Company and the Subsidiary taken as a whole (a "Material Adverse Effect"). Neither the Company nor the Subsidiary has finally been denied any application for any such licenses, permits, franchises or other governmental authorizations necessary to its business.

     3.9  Certain Events. Subsequent to the respective dates as of which
          --------------
information is given in the Information Materials, (1) the Company and its Subsidiary have not incurred any material liability or obligation, direct or contingent, nor entered into any material transaction not in the ordinary course of business; (2) the Company has not purchased any of its outstanding capital stock, nor declared, paid or otherwise made any dividend or distribution of any kind on its capital stock; and (3) there has not been any material change in the capital stock, short-term debt or long-term debt of the Company and its Subsidiary, except in each case as described in or contemplated by the Information Materials.

     3.10. Payments by Subsidiary. The Company's Subsidiary is not currently
           ----------------------
prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on its capital stock, from repaying to the Company any loans or advances to it from the Company or from transferring any of its property or assets to the Company, except as described in or contemplated by the Information Materials.

     3.11. Accounting. The Company and its Subsidiary maintain a system of
           ----------
internal accounting controls sufficient to provide reasonable assurance that (1) transactions are executed in accordance with management's general or specific authorizations; (2) transactions are recorded as necessary to permit preparation of financial statements in conformity with United States generally accepted accounting principles and to maintain asset accountability; (3) access to assets is permitted only in accordance with management's general or specific authorization; and (4) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     3.12. No Violations. Neither the Company nor the Subsidiary is (i) in
           -------------
violation of its Memorandum of Association or Articles of Association or other organizational documents, (ii) in violation of any law, ordinance, administrative or governmental rule or regulation applicable to it or any of its properties, except where any such violation or violations in the aggregate could not reasonably be expected to have a material adverse effect on the condition (financial or otherwise), management, business prospects, net worth or results of the operations of the Company and its Subsidiary, taken as a whole, (iii) in violation of any judgment, injunction, order or decree of any court, governmental agency or body (including, without limitation, any insurance regulatory agency or body) or arbitrator having jurisdiction over it, except where any such violation or violations in the aggregate could not reasonably be expected to have a material adverse effect on the condition (financial or otherwise), management, business prospects, net worth or results of the operations of the Company and its Subsidiary, taken as a whole, and (iv) no default exists, and no event has occurred which, with notice or lapse of time or both, would constitute a default in the due performance and observance of any term, covenant or condition of any indenture, mortgage, deed of trust, lease or other agreement or instrument to which the Company or its Subsidiary is a party or by which the Company or its Subsidiary or any of their respective properties is bound or may be affected, except where any such default or event or defaults or events in the aggregate could not reasonably be expected to have a material adverse effect on the condition (financial or otherwise), management, business prospects, net worth or results of the operations of the Company and its Subsidiary, taken as a whole.

     3.13. Share Certificates. The forms of certificates for the Shares and the
           ------------------
Warrants conform to the requirements of the Companies Law (1998 Revision) of the Cayman Islands, British West Indies.

     3.14.  Exchange Controls. No currency exchange control laws or withholding
            -----------------
taxes of the Cayman Islands, British West Indies or elsewhere apply to the payment of dividends (i) on the Ordinary Shares by the Company or (ii) by the Subsidiary to the Company, except in each case as described in or contemplated by the Information Materials.

     3.15.  Certain Insurance Regulations. The Subsidiary has made application
            -----------------------------
to be duly licensed by the Governor-in-Council as an unrestricted Class "B" insurer under the Insurance Law (1998 Revision) of the Cayman Islands, British West Indies (the "Insurance Law") and is in compliance with the requirements of the Insurance Law and any applicable rules and regulations thereunder and will file all statutory financial returns, reports, documents or other information required to be filed thereunder, except where the failure to comply or to file would not have a material adverse effect on the condition (financial or otherwise), management, business prospects, net worth, or results of the operations of the Company and its Subsidiary, taken as a whole. The Company is a holding company and is not subject to Cayman Islands insurance regulations. The Company and its Subsidiary are in compliance with all other insurance laws and regulations of the jurisdictions that apply to them, including laws that relate to companies that control insurance companies, except where the failure to comply would not have a material adverse effect on the condition (financial or otherwise), management, business prospects, net worth, or results of the operations of the Company and its Subsidiary, taken as a whole. Neither the Company nor its Subsidiary has received any notification from any insurance authority, commission or other insurance regulatory body in the Cayman Islands or elsewhere to the effect that the Subsidiary is not in compliance with any insurance law or regulation.

     3.16.  Stamp Tax. The Investor will not be subject to any excise or similar
            ---------
tax imposed in the Cayman Islands, British West Indies in connection with the offering, sale or purchase of the Shares, the Class A Warrants or the exercise thereunder for the Ordinary Shares.

     3.17.  Securities Laws.
            ---------------

            (a) It is not necessary in connection with the offer, sale and issuance of the Shares in the manner contemplated by this Agreement, or the issuance of the Ordinary Shares upon exercise of the Warrants in the manner contemplated thereby, to register the Shares, the Warrants or the underlying Ordinary Shares under the Securities Act, or any applicable state securities or blue sky laws.

            (b) Neither the Company nor any affiliate (as defined in Rule 501(b) of Regulation D ("Regulation D") under the Securities Act) of the Company has directly or through any agent (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the sale of the Shares or the Warrants or the underlying Ordinary Shares in a manner that would require the registration of the Shares under the Securities Act or (ii) engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offering of the Shares or the Warrants.

     3.18. Disclosure.
           -----------

          (a) No representation or warranty of the Company in this Agreement and no statement in the Information Materials omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

          (b) No notice given pursuant to Section 5.2 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

          (c) There is no fact known to the Company that has specific application to either the Company or the Subsidiary (other than general economic or industry conditions) and that materially adversely affects the condition (financial or otherwise), management, business prospects, net worth or results of the operations of the Company and the Subsidiary, taken as a whole, that has not been set forth in this Agreement or the Information Materials.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

     The Investor represents and warrants to the Company as follows:

          (a) It is a corporation duly formed and validly existing under the laws of ___________________________________.

          (b) It has all requisite corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance by the Investor of its obligations hereunder, have been duly authorized by the Investor, and no other proceeding therefor on the part of the Investor or any of its shareholders is required. This Agreement has been duly executed and delivered by the Investor and is the valid and binding obligation of the Investor, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to the enforcement of creditors' rights and remedies or by other equitable principles of general application.

          (c) It is acquiring the Shares and Warrants (and will acquire the Ordinary Shares issued upon exercise of the Warrants) for its own account for investment and not with a view towards the distribution thereof, nor with any present intention of distributing the Shares or Warrants (or the Ordinary Shares acquired upon exercise of the Warrants), but subject, nevertheless, to any requirement of law that the disposition of the Investor's property shall at all times be within the Investor's control, and without prejudice to the Investor's right at all times to sell or otherwise dispose of all or any part of such securities under a registration under the Securities Act or under an exemption from said registration available under the Securities Act to the extent permitted by the Transaction Documents.

            (d) It is (i) an institutional buyer and (ii) an "accredited investor" within the meaning of Rule 501(a)(3) under the Securities Act, being a corporation not formed for the specific purpose of acquiring the Shares and Warrants, with the total assets in excess of $5,000,000.

            (e) It has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Company as contemplated by this Agreement, and is able to bear the economic risk of such investment for an indefinite period of time. It has been furnished access to such information and documents as it has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of the Company concerning the terms and conditions of this Agreement and the purchase of the Shares and Warrants contemplated hereby.

SECTION 5.  ADDITIONAL COVENANTS OF THE PARTIES

     5.1. Resale of Securities.
          --------------------

            (a) The Investor covenants that it will not sell or otherwise transfer the Shares or Warrants (or any Ordinary Shares acquired upon exercise of the Warrants) except pursuant to an effective registration under the Securities Act or in a transaction which, in the opinion of counsel (which may be in-house counsel to the Investor), qualifies as an exempt transaction under the Securities Act and the rules and regulations promulgated thereunder and subject to the provisions of the Transaction Documents.

            (b) The certificates evidencing the Shares, Warranties and Ordinary Shares issuable upon exercise of the Warrants will bear the following legend reflecting the foregoing restrictions on the transfer of such securities."

            "The securities evidenced hereby have not been registered under the Securities Act of 1933, as amended (the "Act"), and may not be transferred except pursuant to an effective registration under the Act or in a transaction which, in the opinion of counsel, qualifies as an exempt transaction under the Act and the rules and regulations promulgated thereunder."

     5.2. Covenants Pending Closing. Pending the Closing the Company will not,
          -------------------------
without the Investor's prior written consent, take any action which would result in any of the representations or warranties contained in this Agreement not being true in all respects at and as of the time immediately after such action, or in any of the covenants contained in this Agreement becoming incapable of performance in all respects. The Company will promptly advise the Investor in writing of any action or event of which it becomes aware which has the effect of making incorrect any of such representations or warranties in any respect or which has the effect of rendering any of such covenants incapable of performance.

     5.3.  Further Assurance. Each of the parties shall execute such documents
           -----------------
and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing as promptly as practicable.

SECTION 6. INVESTOR'S CLOSING CONDITIONS

     The obligation of the Investor to purchase and pay for the Shares and Warrants on the Closing Date, as provided in Section 2 hereof, shall be subject to the performance by the Company of its agreements theretofore to be performed hereunder and to the satisfaction, prior thereto or concurrently therewith, of the following further conditions:

     6.1.  Representations and Warranties. The representations and warranties of
           ------------------------------
the Company contained in this Agreement shall be true in all respects on and as of the Closing Date as though such warranties and representations were made at and as of such date, except as otherwise affected by the transactions contemplated hereby.

     6.2.  Compliance with Agreement.  The Company shall have performed and
           -------------------------
complied in all respects with all agreements, covenants and conditions contained in this Agreement which are required to be performed or complied with by the Company prior to or on the Closing Date.

     6.3.  Secretary's Certificate.  The Investor shall have received a
           -----------------------
certificate, dated the Closing Date, signed by the Secretary of the Company, certifying that the conditions specified in the foregoing Section 6.1 and 6.2 hereof have been fulfilled.

     6.4.  Delivery of Shares and Warrants.  The Company shall have delivered to
           -------------------------------
the Investor the certificates evidencing the Shares and Warrants being purchased by it hereunder as provided in Section 2.1.

     6.5.  Injunction.  There shall be no injunction, writ, preliminary
           ----------
restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

     6.6.  Consummation of Public Offering. The Company shall have consummated
           -------------------------------
the Public Offering as contemplated by the Registration Statement.

     6.7.  Registration Rights Agreement.  The Company shall have executed the
           -----------------------------
Registration Rights Agreement, the form of which is attached as Exhibit B hereto (the "Registration Rights Agreement").

SECTION 7. COMPANY CLOSING CONDITIONS

     The obligation of the Company to issue and deliver the Shares and Warrants on the Closing Date, as provided in Section 2 hereof, shall be subject to the performance by the Investor of its agreements therefore to be performed hereunder and to the satisfaction, prior thereto or concurrently therewith, of the following further conditions:

     7.1. Representations and Warranties.  The representations and warranties of
          ------------------------------
the Investor contained in this Agreement shall be true on and as of the Closing Date as though such warranties and representations were made at and as of such date, except as otherwise affected by the transactions contemplated hereby.

     7.2. Compliance with Agreement.  The Investor shall have performed and
          -------------------------
complied with all agreements, covenants and conditions contained in this Agreement which are required to be performed or complied with by it prior to or on the Closing Date.

     7.3. Injunction.  There shall be no injunction, writ, preliminary
          ----------
restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

     7.4. Payment of Purchase Price.  The Investor shall have delivered to the
          -------------------------
Company the Purchase Price as provided in Section 2.1.

     7.5. Consummation of Public Offering.  The Company shall have consummated
          -------------------------------
the Public Offering as contemplated by the Registration Statement.

SECTION 8. LIMITATION ON DISPOSITION

     The Investor will not, without the consent of the Company, sell, transfer or otherwise dispose of the Shares or Warrants for a period of one year after the Closing Date except (i) to one or more of its Affiliates, or (ii) to any institutional investor purchasing all of the Shares and Warrants then held by the Investor (or if not all such Shares and Warrants, Shares and/or Warrants representing at least 20,000 Ordinary Shares (assuming exercise of the Warrants)); provided that any such transferee, as a condition to such transfer, shall agree to be bound by the provisions of this Section 8.

SECTION 9. COVENANTS

     9.1. Inspection.  As long as an Investor owns beneficially (within the
          ----------
meaning of Rule 13d-3 under the Exchange Act) at least two percent (2%) of the total outstanding Ordinary Shares of the Company, the company shall permit such Investor, its nominee, assignee, and its representative during normal business hours and upon reasonable notice to visit and inspect any of the properties of the Company and the Subsidiaries, to examine all its books of account, records, reports and other papers not contractually required of the Company to be confidential or secret, to make copies and extracts therefrom, and to discuss its affairs, finances and accounts with its officers, directors, key employees and independent public accountants or any of them (and by this provision the Company authorizes said accountants to discuss with such Investor, its nominees, assignees and representatives the finances and affairs of the Company and the Subsidiary), all at such reasonable times and as often as may be reasonably requested.

     9.2.  Keeping of Books. The Company will keep proper books of record and
           ----------------
account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and the Subsidiary in accordance with GAAP.

     9.3.  Lost, etc. Certificates Evidencing Shares (or Ordinary Shares):
           ---------------------------------------------------------------
Exchange. Upon receipt by the Company of evidence reasonably satisfactory to it
--------
of the loss, theft, destruction or mutilation of any certificate evidencing any Shares or Warrants (or Ordinary Shares issuable upon exercise of Warrants) owned by one of the Investors, and (in the case of loss, theft or destruction) of an unsecured indemnity satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such certificate, if mutilated, the Company will make and deliver in lieu of such certificate a new certificate of like tenor and for the number of Ordinary Shares evidenced by such certificate which remain outstanding. Such Investor's agreement of indemnity shall constitute indemnity satisfactory to the Company for purposes of this Section 9.3. Upon surrender of any certificate representing any Shares (or Ordinary Shares issuable upon exercise of the Warrants) for exchange at the office of the Company, the Company at its expense will cause to be issued in exchange therefor new certificates in such denomination or denominations as may be requested for the same aggregate number of Shares, Warrants or Ordinary shares, as the case may be, represented by the certificate so surrendered and registered as such holder may request. The Company will also pay the cost of all deliveries of certificates for such securities to the office of such Investor (including the cost of insurance against loss or theft in an amount satisfactory to the holders) upon any exchange provided for in this Section 9.3.

     9.4.  Confidential Information. The Investor acknowledges that its receipt
           ------------------------
of material non-public information as a consequence of its exercise of its rights under Section 9.1 may obligate it not to trade in securities of the Company which it may hold so long as such information is not publicly disclosed by the Company.

SECTION 10. INTERPRETATION OF THIS AGREEMENT

     10.1. Terms Defined. As used in this Agreement, the following terms have
           -------------
the respective meanings set forth below or set forth in the Section hereof following such term:

     Affiliate: means any Person or entity, directly or indirectly, controlling, controlled by or under common control with such Person or entity.

     Business Day: shall mean a day other than a Saturday, Sunday or other day on which banks in New York, New York and George Town, Grand Cayman, Cayman Islands are not required or authorized by law to close.

     Closing: shall have the meaning set forth in Section 2.2.

     Closing Date: shall have the meaning set forth in Section 2.2.

     Exchange Act: shall mean the Securities Exchange Act of 1934, as amended.

     GAAP: at any time shall mean United States generally accepted accounting principles at the time in effect.

     Investor: shall mean the Person executing this Agreement on the signature page hereof and its successors and assigns as the holder of Shares, Warrants or Ordinary Shares issuable upon exercise of the Warrants.

     IPO Closing Date: shall mean the date of the consummation of the Public Offering.

     Material Adverse Effect: shall have the meaning set forth in Section 3.9.

     Ordinary Shares: shall have the meaning set forth in Section 1.

     Organizational Documents: shall mean the Company's Articles of Association, Memorandum of Association and other constructive document as amended through the date hereof.

     Person: shall mean an individual, partnership, joint-stock company, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.

     Public Offering: shall mean the sale by the Company of its Ordinary Shares to the underwriters as contemplated by the Registration Statement.

     Registration Rights Agreement: shall have the meaning set forth in Section 6.7.

     Registration Statement: shall mean the Registration Statement filed by the Company with the SEC on Form S-1 (No. 333-57227) on June 19, 1998, as amended, in the form it becomes effective under the Securities Act.

     SEC: shall mean the Securities and Exchange Commission.

     Securities Act: shall mean the Securities Act of 1933, as amended.

     Shares: shall have the meaning set forth in Section 2.1.

     Transaction Documents: shall mean this Agreement and the Registration Rights Agreement and the Class A Warrants.

     Warrants: shall have the meaning set forth in Section 1.

     10.2.   Directly or Indirectly. Where any provision in this Agreement
             ----------------------
refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

          10.3. Section Headings. The headings of the sections and subsections
                ----------------
     of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

     SECTION 11. MISCELLANEOUS

          11.1. Notices.
                -------

               (a) All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by overnight courier or by registered mail or certified mail, postage prepaid:

                    (1) if to the Investor, at: _______________________________,
               Facsimile: _____________________________________, or

                    (2) if to the Company, at: P.O.Box 10657 APO Ugland House,
               George Town, Grand Cayman, Cayman Islands, British West Indies (facsimile: (345)949-2519), marked for the attention of Michael
               C. French, or at such other address as it may have furnished the Investor in writing.

               (b) Any notice so addressed shall be deemed to be given: if delivered by hand or facsimile, on the date of such delivery; if mailed by courier, on the first day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

          11.2. Expenses and Taxes. The Company will pay, and save and hold the
                ------------------
     Investor harmless from, any and all claims arising out of or relating to the transactions contemplated by the Transaction Documents or the performance thereof and all liabilities (including interest and penalties) with respect to, or resulting from any delay or failure in paying, stamp and other taxes (other than income taxes), if any, which may be payable or determined to be payable on the execution and delivery or acquisition of the Shares, Warrants or the Ordinary Shares issuable upon exercise of the Warrants.

          11.3. Reproduction of Documents. This Agreement and all documents
                -------------------------
     relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by the Investors on the Closing Date (except for certificates evidencing the Shares themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to the Investors, may be reproduced by the Investors by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and either Investor may destroy any original document so reproduced. All parties hereto agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by an Investor in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

     11.4.  Termination and Survival. Unless the Closing has occurred prior
            ------------------------
thereto, this Agreement and, except as herein provided, all the rights of the parties hereto, shall terminate on December 31, 1998 (unless such date is extended by mutual written consent). Notwithstanding the foregoing, Section 11.2 hereof shall survive the termination of this Agreement. All warranties, representations, and covenants made by the Investor and the Company herein or in any certificate or other instrument delivered by the Investor or the Company under this Agreement shall be considered to have been relied upon by the Company or the Investor, as the case may be, regardless of any investigation made by the Investor and shall survive the Closing, all deliveries to the Investor of the Shares and Warrants, or payment to the Company for such Shares and Warrants, regardless of any investigation made by the Company or the Investor, as the case may be, or on the Company's or the Investor's behalf. All statements in any such certificate or other instrument shall constitute warranties and representations by the Company hereunder, except that the Investor shall be not be required to purchase Shares or Warrants from any Person other than the Company.

     11.5.  Successors and Assigns. This Agreement shall inure to the benefit of
            ----------------------
and be binding upon the successors and permitted assigns of each of the parties.

     11.6.  Entire Agreement: Amendment and Waiver. This Agreement and the
            --------------------------------------
agreements attached as Exhibits hereto constitute the entire understandings of the parties hereto and supersede all prior agreements or understandings with respect to the subject matter hereof among such parties. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Company and the Investor.

     11.7.  Severability. In the event that any part or parts of this Agreement
            ------------
shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining provisions of this Agreement which shall remain in full force and effect.

     11.8.  Governing Law: Submission to Jurisdiction.
            -----------------------------------------

             (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

             (b) Each of the Company and the Investor (each a "Party") irrevocably submits to the non-exclusive in personam jurisdiction of any New York State or United States federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to the Transaction Documents. To the full extent it may effectively do so under applicable law, each Party irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the in personam jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

          (c) Each Party agrees, to the full extent it may effectively do so under applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in paragraph (b) of this Section 11.8 brought in any such court shall be conclusive and binding upon such Party, subject to rights of appeal, and may be enforced in the courts of the United States or the State of New York (or any other courts to the jurisdiction of which such Party is or may be subject) by a suit upon such judgment.

          (d) Each Party consents to process being served in any suit, action or proceeding of the nature referred to in paragraph (b) of this Section 11.8 by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to the address of such Party specified in Section 11.1 or at such other address of which the other Party shall then have been notified pursuant to said Section. Without limiting the foregoing, the Company hereby appoints, in the case of any such suit, action or proceeding brought in the courts of or in the State of New York, CT Corporation, 1633 Broadway, New York, NY 10019, to receive, for it and on its behalf, service of process in the State of New York with respect thereto. Each Party agrees that such service upon receipt by it or its agent, as the case may be, (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the full extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to such Party. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

          (e) Nothing in this Section 11.8 shall affect the right of any Party to serve process in any manner permitted by law, or limit any right that such Party may have to bring proceedings against the other Party in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgement obtained in one jurisdiction in any other jurisdiction.

          (f) Each Party waives trial by jury in any action brought on or with respect to the Transaction Documents or any other document executed in connection therewith.

     11.9. Counterparts.  This Agreement may be executed in one or more
           ------------
counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

     IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first above written.



                                        SCOTTISH ANNUITY & LIFE HOLDINGS, LTD.


                                        By____________________________
                                          Name:_______________________
                                          Title:______________________


                                        [INVESTOR]


                                        By____________________________
                                          Name:_______________________
                                          Title:______________________